TRACKER/CAVC STOCK PURCHASE AGREEMENT


         This TRACKER/CAVC STOCK PURCHASE AGREEMENT ("Agreement"), dated as of December 4, 1996, is made by and between Tracker Marine, L.P., a Missouri limited partnership ("Tracker"), and CreditAmerica Venture Capital, Inc., a Florida corporation ("CAVC").

         WHEREAS, CAVC is the record and beneficial owner of 930,000 shares (the "CAVC Shares") of the $.01 par value common stock (the "Mako Common Stock") of Mako Marine International, Inc. ("Mako"); and

         WHEREAS, Tracker has this date entered into an agreement with Mako (the "Tracker/Mako Agreement") providing for, among other things, the purchase by Tracker of shares of Mako Common Stock; and

         WHEREAS, the Tracker/Mako Agreement requires that as a condition to Tracker's purchase of the shares of Mako Common Stock thereunder, Tracker shall have first acquired the CAVC Shares; and

         WHEREAS, the Board of Directors of CAVC has determined that it is in the best interest of CAVC that (i) the transactions contemplated in the Tracker/Mako Agreement be effected, and (ii) the CAVC Shares be sold to Tracker, subject to the terms, provisions and conditions set forth herein.

         NOW, THEREFORE, to induce Tracker to enter into the Tracker/Mako Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, and intending to be legally bound hereby, the parties agree as follows: ARTICLE I

                      SALE AND TRANSFER OF SHARES; CLOSING

         1.1 The Shares; Purchase Price. Subject to the terms and conditions of this Agreement, at the "Closing" (as hereinafter defined), CAVC will sell and transfer the CAVC Shares to Tracker, and Tracker will purchase the CAVC Shares from CAVC, for a total cash purchase price (the "Purchase Price") of One Million Eight Hundred Sixty Thousand Dollars ($1,860,000) (or Two Dollars ($2.00) per share).

         1.2 The Closing. The consummation of the purchase and sale of the CAVC Shares (the "Closing") provided in this Agreement will take place at the offices of Stroock & Stroock & Lavan, First Union Financial Center, 200 South Biscayne Boulevard, Suite 3300, Miami, Florida 33135-2385, at 9:30 a.m. (local time), on a date selected by Tracker upon the giving of at least two days prior written notice to CAVC, which date may occur at any time between the date hereof and January 31, 1997. The date on which the Closing actually takes place is referred to herein as the Closing Date.

         1.3 Closing Obligations. At Closing, CAVC will deliver to Tracker the certificates representing the CAVC Shares duly endorsed for transfer by separate stock powers, and Tracker will deliver the Purchase Price, by wire transfer to the interest bearing account designated by CAVC.



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                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF CAVC

        CAVC hereby represents and warrants to Tracker as follows:

          2.1 Corporate Organization. CAVC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         2.2 Authority. CAVC has full corporate power and authority to execute and deliver this Agreement and the other documents contemplated to be executed and delivered by CAVC in connection with the sale of the CAVC Shares contemplated hereby (this Agreement, together with such other documents, collectively the "CAVC Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the CAVC Documents and the consummation of the transactions contemplated hereby and thereby have been validly authorized and approved by the board of directors and the shareholders of CAVC, and no other corporate proceedings on the part of CAVC are necessary to approve the CAVC Documents and to consummate the transactions contemplated hereby and thereby. Each of the CAVC Documents has been duly and validly executed and delivered by CAVC and (assuming due authorization, execution and delivery by Tracker), this Agreement and each of the other CAVC Documents constitute the valid and binding obligations of CAVC, enforceable against CAVC in accordance with the respective terms, except as enforcement may be limited by general principals of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          2.3 Ownership of Shares. CAVC has, and immediately prior to the Closing will have, good and valid title to the CAVC Shares being sold hereunder, and, except as described in Schedule 2.3, free and clear of all liens, security interests, encumbrances, equities, stockholder agreements, voting trusts or claims of any nature whatsoever (collectively, "Encumbrances"). Upon delivery of the CAVC Shares and the payment therefor pursuant hereto, good and valid title to the CAVC Shares, free and clear of all Encumbrances, will pass to Tracker.
2.4 Consents and Approvals. Except as specified in Schedule 2.3 hereto, all required consents, approvals, authorizations or orders of, or any filing or declaration with, any person, entity, court or governmental agency or body required for the consummation by CAVC of the transactions on its part contemplated herein have been obtained or satisfied. CAVC shall use its best efforts to obtain the consents of the persons, entities, courts or governmental agencies listed on Schedule 2.3 hereto.

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                         ARTICLE III REPRESENTATIONS AND
                             WARRANTIES OF TRACKER

          3.1 Organization. Tracker is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri.

         3.2 Authority. Tracker has full power and authority to execute and delivery this Agreement and the other documents contemplated to be executed and delivered by Tracker, in connection with the transactions contemplated hereby (this Agreement, together with such other documents, collectively the "Tracker Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Tracker Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the sole general partner of Tracker. No other proceedings on the part of Tracker are necessary to approve the Tracker Documents and to consummate the transactions contemplated hereby and thereby.

         3.3 Enforceability. Each of the Tracker Documents has been duly and validly executed and delivered by Tracker and (assuming due authorization, execution, and delivery by CAVC), this Agreement and each of the other Tracker Documents constitute the valid and binding obligations of Tracker, enforceable against Tracker in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

          3.4 Investment Intent. Tracker is acquiring the CAVC Shares solely for its own account and not with a view to, or for resale in connection with, any distribution thereof, except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to and in compliance with an exemption from such registration afforded by the Securities Act or the rules and regulations promulgated thereunder. Tracker is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act and (a) has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the CAVC Shares, (b) has received sufficient information concerning Mako and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the CAVC Shares, and (c) is able to bear the economic risk in lack of liquidity in holding the CAVC Shares.

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                            ARTICLE IV CONDITIONS TO
                              CLOSING; TERMINATION

          4.1 Conditions. (a) The obligation of either party to consummate the transactions contemplated hereunder shall be subject to: (i) the continued accuracy of all the representations and warranties of the other party made hereunder and the performance and satisfaction in all material respects of the agreements and obligations of the other party hereunder; (ii) the obtaining of those consents described in Schedule 2.3 hereto; and (iii) the contemporaneous closing of Tracker's purchase of shares of Mako Common Stock under the Tracker/Mako Agreement. (b) Unless waived by Tracker, the obligation of Tracker to Close is also subject to Tracker's receipt of an opinion of Stroock & Stroock & Lavan, counsel to CAVC in form and substance reasonably satisfactory to Tracker, dated as of the Closing Date to the effect that: (i) CAVC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida; (ii) CAVC has full power and authority to make, execute and deliver the Agreement, and to perform all of its obligations thereunder; (iii) the Agreement has been duly authorized and approved by all necessary corporate action of CAVC; (iv) the Agreement has been duly executed and delivered and constitutes the valid and binding obligation of CAVC, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equity remedies in general; and (v) to such counsel's knowledge, there is no litigation or proceeding pending or threatened against CAVC related to the consummation of the transactions contemplated by the Agreement. (c) Unless waived by CAVC, the obligation of CAVC to Close is also subject to CAVC's receipt of an opinion of Greene & Curtis, L.L.P., counsel to Tracker in form and substance reasonably satisfactory to CAVC, dated as of the Closing Date to the effect that: (i) Tracker is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri; (ii) Tracker has full power and authority to make, execute and deliver the Agreement, and to perform all of its obligations thereunder; (iii) the Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Tracker, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equity remedies in general; (iv) the Agreement has been duly authorized and approved by all necessary action of Tracker; and (v) to such counsels' knowledge, there is no litigation or proceeding pending or threatened against Tracker related to the consummation of the transactions contemplated by the Agreement.

          4.2 Termination. This Agreement may be terminated at any time prior to the Closing Date (i) with the mutual consent of the parties hereto, or (ii) by either party, if any of the conditions to Closing shall not have been satisfied, complied with or performed in any material respect by the other party. This Agreement shall automatically terminate upon the termination of or other failure to close the Tracker/Mako Agreement. Neither party shall incur liability to the other party as a result of any termination pursuant to this Section 4.2; provided, however, that notwithstanding the foregoing, neither Tracker nor CAVC shall be relieved or released from any liabilities or damages for a willful breach of any provision of this Agreement, including, without limitation, a willful failure to Close.

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                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified by an instrument in writing signed by all of the parties hereto. This Agreement contains the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

          5.2 Waiver. The failure of any party to enforce any condition a part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

          5.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida, without regard to conflicts of laws, provisions thereof.

          5.4 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          5.5 Counterparts. More than one counterpart of this agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original. Each party hereto will, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other partymay reasonably request in connection with the carrying out of this Agreement.

          5.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          5.7 No Assignment. Neither this Agreement nor any interest therein shall be assignable.

          5.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Tracker, to:

                           Tracker Marine, L.P.
                           Attn:  Kenneth Burroughs
                           1915-C South Campbell
                           Springfield, Missouri  65809
                           Telephone: (417) 882-4444
                           Facsimile: (417) 890-8350

                           with a copy to:

                           Greene & Curtis, LLP
                           Attn:  Joe C. Greene, Esq.
                           1340 East Woodhurst
                           Springfield, Missouri  65804
                           Telephone: (417) 883-7678
                           Facsimile: (417) 883-4317

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                  (b)      if to CAVC, to:

                           CreditAmerica Venture Capital, Inc.
                           c/o Douglas W. Baena
                           4355 N.W. 128th Street
                           Miami, Florida  33054
                           Telephone: (305) 685-6591
                           Facsimile: (305)

                           with a copy to:

                           Stroock & Stroock & Lavan
                           Attn:  Richard S. Savitt, Esq.
                           First Union Financial Center
                           200 South Biscayne Boulevard, Suite 3300
                           Miami, Florida  33131-2385
                           Telephone: (305) 358-9900
                           Facsimile: (305) 789-9302

          5.9 Survivability. The representations, warranties, agreements and obligations of the parties hereto shall survive the Closing.

         5.10 Best Efforts. CAVC shall use its best efforts to obtain all necessary consents and approvals to the performance of its obligations hereunder and the transactions contemplated hereby.

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         IN WITNESS  WHEREOF,  the  parties  have caused  this  Agreement  to be executed by their officers/general partner as of the date first above written.

                                 TRACKER MARINE, L.P.
                                 By: JLM Management Company, its sole
                                     general partner

                                       /s/ Kenneth Burroughs
                                By:    Kenneth Burroughs
                                Title: President


                                CREDITAMERICA VENTURE CAPITAL, INC.

                                       /s/ Douglas W. Baena
                                By:    Douglas W. Baena
                                Title: President


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